Calculation of Filing Fee Tables
S-8
EZCORP INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Non-Voting Common Stock, par value, $0.01 per share	Other	1,500,000	$ 17.84	$ 26,760,000.00	0.0001381	$ 3,695.56
Total Offering Amounts:						$ 26,760,000.00		$ 3,695.56
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,695.56
Offering Note
[1]	Pursuant to Rule 416, this Registration Statement shall be deemed to cover such additional shares of Class A Non-Voting Common Stock as may become issuable pursuant to the antidilution provisions for the 2022 Long-Term Incentive Plan. The maximum aggregate offering price is estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the Class A Non-Voting Common Stock reported on The NASDAQ Stock Market on October 28, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A